Exhibit 99.1

Xilio Therapeutics Announces Pipeline and Business Updates and Second Quarter 2023 Financial Results

Xilio entered into clinical trial collaboration with Roche to evaluate XTX101, a tumor-activated, Fc-enhanced anti-CTLA-4, in combination with atezolizumab (Tecentriq®), in patients with microsatellite stable (MSS) colorectal cancer

Xilio to host live virtual program spotlighting XTX101 on Thursday, August 17, 2023, at 12:30 p.m. ET

Anticipate reporting preliminary Phase 1/2 data for XTX202, a tumor-activated IL-2, in early November 2023

Anticipate reporting preliminary Phase 1 safety data for XTX301, a tumor-activated IL-12, in the fourth quarter of 2023

Ended second quarter of 2023 with $75.4 million in cash and cash equivalents, with cash runway anticipated into the end of the second quarter of 2024

WALTHAM, Mass., August 14, 2023 – Xilio Therapeutics, Inc. (Nasdaq: XLO), a clinical-stage biotechnology company discovering and developing tumor-activated immuno-oncology therapies for people living with cancer, today announced pipeline progress and business updates and reported financial results for the second quarter ended June 30, 2023.

“In the second quarter, we reported encouraging initial monotherapy data from our Phase 1 trial of XTX101, a tumor-activated, Fc-enhanced anti-CTLA-4, including a partial response in a patient with advanced non-small cell lung cancer and a favorable preliminary safety profile at the recommended Phase 2 dose,” said René Russo, Pharm.D., chief executive officer of Xilio. “Building on these data, today we are pleased to announce a clinical trial collaboration with Roche to evaluate XTX101 in combination with atezolizumab in patients with MSS colorectal cancer. Currently, there are no approved immunotherapies for patients living with this cold tumor type. We believe the combination of our tumor-activated anti-CTLA-4 with an anti-PD-L1 represents a promising combination for evaluation in MSS colorectal cancer and potentially other cold tumor types with limited treatment options. We also look forward to reporting preliminary clinical data later this year from our ongoing trials of XTX202, a tumor-activated IL-2, and XTX301, a tumor-activated IL-12.”

Pipeline and Business Updates

XTX101: tumor-activated, Fc-enhanced anti-CTLA-4

XTX101 is an investigational tumor-activated, Fc-enhanced, high affinity binding anti-CTLA-4 designed to block CTLA-4 and deplete regulatory T cells when activated (unmasked) in the tumor microenvironment (TME). XTX101 has completed monotherapy dose escalation (Part 1A) and is currently being evaluated at the recommended Phase 2 dose and schedule of 150 mg once every six weeks (RP2D) in monotherapy dose expansion (Part 1B) of an ongoing Phase 1 clinical trial in patients with advanced solid tumors.

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Xilio today announced that it has entered into a clinical trial collaboration with Roche to evaluate XTX101 in combination with atezolizumab (Tecentriq®) in a Phase 1/2 clinical trial consisting of Phase 1 combination dose escalation in patients with advanced solid tumors and Phase 2 in patients with microsatellite stable colorectal cancer (MSS CRC). Under the clinical trial supply agreement, Xilio is eligible to receive specified cost-sharing payments from Roche, and each company will supply its respective anti-cancer agent to support the clinical trial. Xilio will sponsor and conduct the Phase 1/2 clinical trial and retains global development and commercialization rights to XTX101.

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In May 2023, Xilio announced preliminary monotherapy data from its Phase 1 clinical trial evaluating XTX101 in patients with advanced solid tumors. These data included a confirmed partial response observed in a patient with advanced non-small cell lung cancer and a favorable preliminary safety profile observed at the RP2D. For more information, read the press release here.

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Xilio today announced updated monotherapy data from its Phase 1 clinical trial evaluating XTX101 in patients with advanced solid tumors at the RP2D. As of a data cutoff date of August 3, 2023, 11 patients had been treated at the RP2D. Across all dosing levels and dosing intervals, no Grade 4 or Grade 5 treatment-related adverse events (AEs) were reported by investigators. Among the 9 patients who received XTX101 administered at the RP2D and for whom safety data were available as of the data cutoff date, the most common treatment-related AEs (≥10% incidence) of any grade reported by investigators were diarrhea (11%), fatigue (11%), decreased appetite (11%) and dermatitis (11%). In these patients, no treatment-related colitis or infusion related reaction of any grade was observed. In addition to a previously reported Grade 3 treatment-related AE of diarrhea, which resolved after five days without steroid use, investigators observed one Grade 3 treatment-related AE of dermatitis. As of the data cutoff date of August 3, 2023, no patients who received XTX101 administered at the RP2D have discontinued treatment due to a treatment-related AE. In addition, Xilio reported data showing a durable, continuing partial response of 36 weeks in the previously reported patient with advanced non-small cell lung cancer, with treatment ongoing as of the data cutoff date.

Xilio anticipates activating clinical trial sites for the Phase 1 dose escalation portion of the clinical trial evaluating XTX101 in combination with atezolizumab in the fourth quarter of 2023.

XTX202: tumor-activated, engineered, beta-gamma biased IL-2

XTX202 is an investigational tumor-activated beta-gamma biased, engineered IL-2 molecule designed to potently stimulate CD8+ effector T cells and natural killer (NK) cells without concomitant stimulation of regulatory T cells when activated (unmasked) in the TME. XTX202 is currently being evaluated in an ongoing Phase 1/2 clinical trial in patients with advanced solid tumors.

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Xilio recently cleared the 2.8 mg/kg dose level (dose level six) in monotherapy dose escalation for the Phase 1 clinical trial. No signs or symptoms of vascular leak syndrome have been observed in patients through the 2.8 mg/kg dose level.

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Xilio is currently dosing patients at the 4.0 mg/kg dose level (dose level seven) in monotherapy dose escalation for the Phase 1 clinical trial. A maximum tolerated dose has not yet been determined, and enrollment in the Phase 1 clinical trial is ongoing.

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In addition, Xilio continues to dose patients at the 1.4 mg/kg dose level in the Phase 2 clinical trial evaluating XTX202 as a monotherapy in patients with unresectable or metastatic melanoma and metastatic renal cell carcinoma who have progressed on standard-of-care treatment. Based on continued Phase 1 monotherapy dose escalation, Xilio also plans to explore opportunities to evaluate XTX202 at an additional, higher dose level in the Phase 2 clinical trial.

Xilio anticipates reporting preliminary anti-tumor activity, safety, pharmacokinetic and pharmacodynamic data from the Phase 1/2 clinical trial in early November 2023. The company anticipates the reported data will include at least 20 evaluable patients across a range of solid tumors treated at dose levels of 1.0 mg/kg or higher across all cohorts in the Phase 1/2 clinical trial.

In addition, Xilio today announced the acceptance of an abstract for XTX202 at the Society for Immunotherapy of Cancer (SITC) 38th Annual Meeting on November 1-5, 2023.

XTX301: tumor-activated, engineered IL-12

XTX301 is an investigational tumor-activated, engineered IL-12 molecule designed to potently stimulate anti-tumor immunity and reprogram the TME of poorly immunogenic “cold” tumors towards an inflamed or “hot” state.

•	Xilio is currently dosing patients in monotherapy dose escalation of an ongoing Phase 1 clinical trial evaluating the safety and tolerability of XTX301 in patients with advanced solid tumors.
•	Xilio anticipates reporting preliminary safety data from the Phase 1 clinical trial into the third dose level in the fourth quarter of 2023.

Corporate Highlights

•	In August 2023, Xilio announced the promotion of Chris Frankenfield to Chief Operating Officer.

Virtual Spotlight Program on XTX101

Xilio will host a live virtual program on Thursday, August 17, 2023, at 12:30 p.m. ET spotlighting XTX101, including highlights from the recently reported Phase 1 monotherapy data for XTX101 and clinical development plans in MSS CRC.

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The event will feature members of Xilio’s management team as well as Dr. Diwakar Davar, MBBS, M.Sc., a key opinion leader and assistant professor of medicine and a medical oncologist/hematologist from UPMC Hillman Cancer Center. Dr. Davar will discuss the anti-CTLA-4 treatment landscape, including recent advances observed in patients with previously I-O refractory cold tumors, such as MSS CRC. A live question and answer session will follow the presentation.

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To register in advance for the webcast, please click here. A live webcast of the event will also be available under “Events and Presentations” in the Investors & Media section of Xilio’s website at https://ir.xiliotx.com. A replay of the webcast will be archived on Xilio’s website for 90 days following the event.

Second Quarter 2023 Financial Results

•	Cash Position: Cash and cash equivalents were $75.4 million as of June 30, 2023, compared to $120.4 million as of December 31, 2022.
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Research & Development (R&D) Expenses: R&D expenses were $13.2 million for the quarter ended June 30, 2023, compared to $16.2 million for the quarter ended June 30, 2022. The decrease was primarily driven by decreased manufacturing and clinical development activities for XTX101 and decreased manufacturing and preclinical activities for XTX301. These decreases were partially offset by increases in clinical activities for XTX202 and XTX301.

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General & Administrative (G&A) Expenses: G&A expenses were $6.9 million for the quarter ended June 30, 2023, compared to $8.3 million for the quarter ended June 30, 2022. The decrease was primarily driven by a decrease in personnel-related costs, including stock-based compensation.

•	Net Loss: Net loss was $19.4 million for the quarter ended June 30, 2023, compared to $24.6 million for the quarter ended June 30, 2022.

Financial Guidance

Xilio continues to anticipate that its existing cash and cash equivalents will be sufficient to fund its operating expenses and capital expenditure requirements into the end of the second quarter of 2024.

About XTX101 (anti-CTLA-4) and the Phase 1 Monotherapy and Phase 1/2 Combination Clinical Trials

XTX101 is an investigational tumor-activated, Fc-enhanced, high affinity binding anti-CTLA-4 monoclonal antibody designed to block CTLA-4 and deplete regulatory T cells when activated (unmasked) in the tumor microenvironment (TME). The Phase 1 clinical trial is a first-in-human, multi-center, open-label trial designed to evaluate the safety and tolerability of XTX101 for the treatment of adult patients with advanced solid tumors. Xilio has completed monotherapy dose escalation (Part 1A) and is currently enrolling patients at the recommended Phase 2 dose and schedule of 150 mg once every six weeks in monotherapy dose expansion (Part 1B). Please refer to NCT04896697 on www.clinicaltrials.gov for additional details.

In addition, Xilio plans to evaluate the safety, tolerability and efficacy of XTX101 in combination with atezolizumab (Tecentriq®) in the Phase 1/2 clinical trial. The Phase 1 portion is designed to assess the safety and tolerability of XTX101 in combination with atezolizumab in dose escalation in patients with advanced solid tumors. The planned Phase 2 portion is designed to evaluate the safety and efficacy of the combination in patients with microsatellite stable colorectal cancer (MSS CRC).

About XTX202 (IL-2) and the Phase 1/2 Clinical Trials

XTX202 is an investigational tumor-activated beta-gamma biased, engineered IL-2 molecule designed to potently stimulate CD8+ effector T cells and natural killer (NK) cells without concomitant stimulation of regulatory T cells when activated (unmasked) in the tumor microenvironment (TME). The Phase 1 clinical trial for XTX202 is a first-in-human, multi-center, open-label trial designed to evaluate the safety and tolerability of XTX202 as a monotherapy in patients with advanced solid tumors. The Phase 2 clinical trial for XTX202 is a multi-center, open-label trial designed to evaluate the safety and efficacy of XTX202 as a monotherapy in patients with unresectable or metastatic melanoma and metastatic renal cell carcinoma who have progressed on standard-of-care treatment. Please refer to NCT05052268 on www.clinicaltrials.gov for additional details.

About XTX301 (IL-12) and the Phase 1 Clinical Trial

XTX301 is an investigational tumor-activated, engineered IL-12 molecule designed to potently stimulate anti-tumor immunity and reprogram the tumor microenvironment (TME) of poorly immunogenic “cold” tumors towards an inflamed or “hot” state. The Phase 1 clinical trial for XTX301 is a first-in-human, multi-center, open-label trial designed to evaluate the safety and tolerability of XTX301 as a monotherapy in patients with advanced solid tumors. Please refer to NCT05684965 on www.clinicaltrials.gov for additional details.

About Xilio Therapeutics

Xilio Therapeutics is a clinical-stage biotechnology company discovering and developing tumor-activated immuno-oncology (I-O) therapies with the goal of significantly improving outcomes for people living with cancer without the systemic side effects of current I-O treatments. The company is using its proprietary geographically precise solutions (GPS) platform to build a pipeline of novel, tumor-activated molecules, including antibodies, cytokines and other biologics, which are designed to optimize their therapeutic index and localize anti-tumor activity within the tumor microenvironment. Xilio is currently advancing multiple programs for tumor-activated I-O treatments in clinical development, as well as programs in preclinical development. Learn more by visiting www.xiliotx.com and follow us on Twitter (@xiliotx) and LinkedIn (Xilio Therapeutics, Inc.).

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding plans, timing and expectations related to reporting preliminary data from the Phase 1/2 clinical trial for XTX202, including the anticipated number of patients treated at the 1 mg/kg dose level or higher; evaluating XTX202 at a second dose level in the Phase 2 clinical trial; reporting preliminary safety data from the Phase 1 clinical trial for XTX301; activating clinical trial sites for Phase 1 combination dose escalation portion of the clinical trial evaluating XTX101 in combination with atezolizumab in patients with advanced solid tumors; the potential benefits of any of Xilio’s current or future product candidates in treating patients; Xilio’s ability to obtain and maintain sufficient cash resources to fund its operations beyond the end of the second quarter of 2024; and Xilio’s strategy, goals and anticipated financial performance, milestones, business plans and focus. The words “aim,” “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “seek,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of important risks, uncertainties and other factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks and uncertainties related to ongoing and planned research and development activities, including initiating, conducting or completing preclinical studies and clinical trials and the timing and results of such preclinical studies or clinical trials; the delay of any current or planned preclinical studies or clinical trials or the development of Xilio’s current or future product candidates; Xilio’s ability to obtain and maintain sufficient preclinical and clinical supply of current or future product candidates; Xilio’s advancement of multiple early-stage programs; there can be no assurance that interim or preliminary preclinical or clinical data or results will be predictive of future preclinical or clinical data or results; Xilio’s ability to successfully demonstrate the safety and efficacy of its product candidates and gain approval of its product candidates on a timely basis, if at all; results from preclinical studies or clinical trials for Xilio’s product candidates, which may not support further development of such product candidates; actions of regulatory agencies, which may affect the initiation, timing and progress of current or future clinical trials; Xilio’s ability to obtain, maintain and enforce patent and other intellectual property protection for current or future product candidates; Xilio’s ability to obtain and maintain sufficient cash resources to fund its operations beyond the end of the second quarter of 2024; the impact of international trade policies on Xilio’s business, including U.S. and China trade policies; and Xilio’s ability to maintain its clinical trial collaboration with Roche to develop XTX101 in combination with atezolizumab. These and other risks and uncertainties are described in greater detail in the sections entitled “Risk Factor Summary” and “Risk Factors” in Xilio’s filings with the U.S. Securities and Exchange Commission (SEC), including Xilio’s most recent Quarterly Report on Form 10-Q and any other filings that Xilio has made or may make with the SEC in the future. Any forward-looking statements contained in this press release represent Xilio’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Except as required by law, Xilio explicitly disclaims any obligation to update any forward-looking statements.

This press release contains hyperlinks to information that is not deemed to be incorporated by reference in this press release.

TECENTRIQ is a registered trademark of Genentech USA, Inc., a member of the Roche Group.

For Investor and Media Inquiries:

Julissa Viana

Vice President,

Head of Investor Relations and Corporate Communications

investors@xiliotx.com

Melissa Forst

Argot Partners

Xilio@argotpartners.com

XILIO THERAPEUTICS, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30,	December 31,
	2023	2022
Assets
Cash and cash equivalents	$75,383	$120,385
Other assets	16,976	18,780
Total assets	$92,359	$139,165
Liabilities and Stockholders’ Equity
Liabilities	$24,982	$33,518
Stockholders’ equity	67,377	105,647
Total liabilities and stockholders’ equity	$92,359	$139,165

XILIO THERAPEUTICS, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Operating expenses (1)
Research and development	$13,218	$16,246	$29,349	$31,166
General and administrative	6,898	8,306	14,293	14,610
Total operating expenses	20,116	24,552	43,642	45,776
Loss from operations	(20,116)	(24,552)	(43,642)	(45,776)
Other income (expense), net
Other income (expense), net	761	(61)	1,641	(190)
Total other income (expense), net	761	(61)	1,641	(190)
Net loss and comprehensive loss	$(19,355)	$(24,613)	$(42,001)	$(45,966)
Net loss per share, basic and diluted	$(0.70)	$(0.90)	$(1.53)	$(1.68)
Weighted average common shares outstanding, basic and diluted	27,468,668	27,384,614	27,451,058	27,376,043

(1)	Operating expenses include the following amounts of non-cash stock-based compensation expense:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Research and development expense	$549	$637	$1,122	$1,233
General and administrative expense	1,251	2,072	2,469	3,505
Total stock-based compensation expense	$1,800	$2,709	$3,591	$4,738